Exhibit 10.1
Execution Copy
SECURITIES PURCHASE AGREEMENT
SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 24, 2011, by and between Champions Biotechnology, Inc., a Delaware corporation (the “Company”), Battery Ventures IX, L.P., a Delaware limited partnership (“Ventures”) and Battery Investment Partners IX, LLC, a Delaware limited liability company (together with Ventures, “Battery”), and the parties listed on the Schedule of Investors attached hereto (the “Schedule of Investors”) (each hereinafter individually referred to as an “Investor” and collectively, together with Battery unless otherwise indicated, referred to as the “Investors”).
A. The Company wishes to sell to each Investor, and each Investor wishes to purchase, on the terms and subject to the conditions set forth in this Agreement, (i) shares (the “Shares”) of the Company’s common stock, $.001 par value per share (the “Common Stock”), and (ii) a Warrant in the form attached hereto as Exhibit A (each, a “Warrant” and, collectively with the other Warrants issued hereunder, the “Warrants”). The shares of Common Stock into which the Warrants are exercisable are referred to herein as the “Warrant Shares”, and the Shares, the Warrants, the Warrant Shares, the Put Option Shares (as defined below) and the Dilutive Issuance Shares (as defined below) are collectively referred to herein as the “Securities”.
B. Each Warrant will entitle an Investor to purchase a number of Warrant Shares equal to (i) the number of Shares being purchased by such Investor pursuant to this Agreement times fifteen percent (15%), will have an exercise price equal to $0.90 (subject to adjustment as provided therein), and will expire on the fifth (5th) anniversary of the Closing Date.
C. The Company has agreed to effect the registration of the Shares and the Warrant Shares for resale by the holders thereof under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Rights Agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”).
D. The sale of the Shares and the Warrants by the Company to the Investors will be effected in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the Commission (as defined below) under the Securities Act.
In consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Investor hereby agree as follows:
1. Purchase and Sale of Shares and Warrants, Put Shares and Dilutive Issuance Shares.
1.1 Closing of Purchase and Sale; Purchase Price. Upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, the Company agrees to sell and each Investor agrees to purchase (i) the number of Shares set forth below such Investor’s name on the signature pages hereof, and (ii) a Warrant, if such Investor receives a Warrant, as indicated below such Investor’s name on the signature page hereof. The date on which the initial closing of a purchase and sale pursuant to the terms of this Agreement occurs (the “Initial Closing”) is hereinafter referred to as the “Initial Closing Date”. The Initial Closing will be deemed to occur at the offices of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A., One South Street, 27th Floor, Baltimore, Maryland 21202, when (A) this Agreement and the other Transaction Documents (as defined below) have been executed and delivered by the Company and, to the extent applicable, by each Investor, (B) each of the conditions to the Closing described in Section 6 hereof has been satisfied or waived as specified therein and (C) full payment of each Investor’s Purchase Price (as defined below) has been made by such Investor to the Company by wire transfer of immediately available funds against physical delivery by the Company of duly executed certificates representing the Shares and Warrant being purchased by such Investor. If, subsequent to the Initial Closing Date, additional Investors purchase Shares pursuant to the terms of this Agreement, the closings of such additional purchases shall hereinafter be referred to as “Additional Closings” and the date on which each such Additional Closing takes place is hereinafter referred to as “Additional Closing Dates”.

1.2 Exercise of Investor Put Option.
(a) Upon the election of Battery, or, after the occurrence of a Put Option Termination Event as to Battery pursuant to Section 1.2(b)(iii) resulting in Battery holding less than 2% of the shares of Common Stock initially held by Battery and provided that Harris & Harris Group, Inc. (“HHG”) then holds at least 2% of the shares of Common Stock initially held by HHG, upon the election of HHG, unless one of the Put Option Termination Events (as defined below) set forth in Section 1.2(b) has occurred, the Investors shall have the right (“Put Right”), upon the occurrence of a Put Option Trigger Event (as defined below) and written notice to the Company (“Put Option Exercise Notice”), to require the Company to acquire, severally and not jointly, from each Investor the Shares held by such Investor (the “Put Shares”) for an amount equal to the number of Put Shares times the Per Share Price. The Put Option Exercise Notice shall indicate (x) the total number of Put Shares to be acquired from the Investor and (y) the Business Day on which the closing of the purchase of the Put Shares subject to the Put Option Exercise Notice shall occur (the “Put Option Closing”); provided, however, that the Put Option Closing shall be not less than five (5) Business Days nor greater than ninety (90) Business Days after the receipt of such Put Option Exercise Notice by the Company. The Company shall have the right to reject the Put Option Exercise Notice and shall not be required to acquire any Put Shares pursuant to the Put Option upon written notice to the Investors given prior to the closing date specified in the Put Option Exercise Notice if the Company reasonably determines that a Put Option Termination Event has occurred.
(b) The Put Right shall terminate for all Investors if one of the following events (each a “Put Option Termination Event”) has occurred:
(i) the daily VWAP of the Common Stock is greater than or equal to two hundred and fifty percent (250%) of the Per Share Price for any consecutive forty trading-day period (the “Measurement Period”) and (y) the daily volume traded in Common Stock has averaged at least 250,000 shares during such Measurement Period, provided that such daily volume shall be adjusted proportionately to account for any stock splits or reverse stock splits of the Common Stock;
(ii) (x) the Company completes a public offering of its Common Stock with gross proceeds of at least fifteen million dollars ($15,000,000) at a price per share that equals or exceeds two hundred and fifty percent (250%) of the Per Share Price and (y) the Shares held by the Investors at such time are registered on an effective registration statement;
(iii) a sale by one of the Investors of twenty-five percent (25%) of the Share held by such investor, provided, however, that a sale by such Investor will only affect such Investor and will not affect the Put Right of any other Investor; or
(iv) both Battery (or, if the Put Option has terminated as to Battery but not as to HHG, HHG) and the Company consent in writing to terminate the Put Right as set forth in this Section 1.02.
(c) Put Option Closing. Upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, the Company shall purchase from each Investor delivering a Put Option Exercise Notice, severally, but not jointly, at the Put Option Closing, the number of Put Shares to be purchased from such Investor in accordance with Section 1.2(a). Each Put Option Closing shall occur at 10:00 a.m., New York City time, on the date specified in the Put Option Exercise Notice (or such later date as is mutually agreed to by the Company and each Investor) after notification of satisfaction (or waiver) of the conditions to such Closing set forth in Section 6 below at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP, 850 Winter Street, Waltham, MA 02451 or such other place as the Company and the affected Investor may agree. The date on which any such Closing occurs is hereinafter referred to herein as the “Put Option Closing Date.”

1.3 Dilutive Issuance Shares.
(a) Upon the occurrence of any of the events set forth in Section 5 below and subject to satisfaction or waiver of the conditions set forth herein, the Company shall issue to each Investor the number of Dilutive Issuance Shares (as defined below) to be issued to each such Investor in the amount as determined in accordance with the provisions of Section 5. The Company shall provide each Investor with notice of the Company’s obligation to issue Dilutive Issuance Shares (“Dilutive Issuance Notice”) indicating the (x) total number of Dilutive Issuance Shares to be issued and (y) the Business Day on which the issuance of the Dilutive Issuance Shares according to the Dilutive Issuance Notice shall occur (the “Dilutive Issuance Closing”), which shall not be later than ten (10) calendar days following the applicable Dilutive Issuance event.
(b) Each Dilutive Issuance Closing shall occur at 10:00 a.m., New York City time, on the date specified in the Dilutive Issuance Notice (or such later date as is mutually agreed to by the Company and each Investor) at the offices of the Company. The date on which any such Dilutive Issuance Closing occurs is hereinafter referred to herein as the “Dilutive Issuance Closing Date.”
1.4 Certain Definitions. When used herein, the following terms shall have the respective meanings indicated:
“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5.2 below, deemed to be issued) by the Company after the Initial Closing Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):
(a) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution;
(b) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock;
(c) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to the Company’s 2010 Equity Incentive Plan or any Company stock incentive plan approved by the Board of Directors and shareholders of the Company and any other plan, agreement or arrangement approved by the Board of Directors and shareholders of the Company;
(d) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;
(e) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, including the Battery Member;
(f) Options issued pursuant to a debt financing with a commercial bank or similar financial institution; or
(g) shares of Common Stock, Options or Convertible Securities issued as compensation for any underwriter, broker or similar financial advisor or agent.
“Affiliate” means, as to any Person (the “subject Person”), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person’s board of directors or other management committee or group, by contract or otherwise.

“Amended Charter” means the amendment and restatement of the Company’s Certificate of Incorporation approved by the Board of Directors as of February 18, 2011 and by the shareholders of the Company by written consent of a majority of the issued and outstanding Shares as of February 18, 2011.
“Battery Member” has the meaning specified in Section 4.3 hereof.
“Board of Directors” means the Company’s board of directors.
“Business” means the consolidated business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries taken as a whole.
“Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which banks in the City of New York are required or authorized by law to be closed.
“Change of Control” means the occurrence of any one or more of the following events: (i) the direct or indirect acquisition of ownership, holding or power to vote more than 50% of the Company’s voting stock; (ii) the acquisition by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of the ability to control the election of a majority of the Company’s directors; (iii) the sale or other disposition to an unrelated party of all or substantially all of the assets of the Company in one transaction or a series of transactions (other than financing arrangements); (iv) a merger, consolidation or share exchange involving the Company and any other person or entity (other than for purposes of reincorporation), in which the Company or one of its subsidiaries is not the surviving entity.
“Closing” shall mean the Initial Closing, Additional Closing, Put Option Closing or Dilutive Issuance Closing, as applicable.
“Closing Date” shall mean the Initial Closing Date, Additional Closing Date, Put Option Closing Date or Dilutive Issuance Closing Date, as applicable.
“Commission” means the Securities and Exchange Commission.
“Common Stock” has the meaning specified in the preamble to this Agreement.
“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
“Debt” means, as to any Person at any time: (a) all indebtedness, liabilities and obligations of such Person for borrowed money; (b) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of Property or services (except trade accounts payable, accrued compensation, accrued expenses, and unearned revenue and customer deposits of such Person that, in any such case, arise in the ordinary course of business and are not more than sixty (60) days past due); (c) all capital lease obligations of such Person; (d) all indebtedness, liabilities and obligations of others guaranteed by such Person; (e) all indebtedness, liabilities and obligations secured by a Lien existing on Property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non-recourse to such Person; (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (g) all indebtedness, liabilities and obligations of such Person to redeem or retire shares of capital stock of such Person.
“Dilutive Issuance Closing” has the meaning specified in Section 1.3 hereof.
“Dilutive Issuance Closing Date” has the meaning specified in Section 1.3 hereof.
“Dilutive Issuance Notice” has the meaning specified in Section 1.3 hereof.
“Dilutive Issuance Shares” has the meaning specified in Section 5 hereof.

“Disclosure Documents” means all SEC Documents filed by the Company at least two (2) Business Days prior to the date of this Agreement via the Commission’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR) in accordance with the requirements of Regulation S-T under the Exchange Act.
“Effective Date” has the meaning set forth in the Registration Rights Agreement.
“Environmental Law” means any federal, state, provincial, local or foreign law, statute, code or ordinance, principle of common law, rule or regulation, as well as any Permit, order, decree, judgment or injunction issued, promulgated, approved or entered thereunder, relating to pollution or the protection, cleanup or restoration of the environment or natural resources, or to the public health or safety, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, discharge or disposal of hazardous materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Execution Date” means the date of this Agreement.
“Filed Registration Statement Effective Date” means the date on which the Company’s registration statement on either Form S-1 or Form S-3 is declared effective by the Commission.
“FINRA” means Financial Industry Regulatory Authority.
“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in (i) opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements of the Financial Accounting Standards Board and (iii) interpretations of the Commission and the staff of the Commission. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.
“Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.
“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, license or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them.
“Intellectual Property” means any U.S. or foreign patents, patent rights, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, engineering know-how, customer and supplier information, assembly and test data drawings or royalty rights.
“Lien” means, with respect to any Property, any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, tax lien, financing statement, pledge, charge, or other lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means an effect that is material and adverse to (i) the Business, (ii) the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents (as defined below) or (iii) the rights and benefits to which an Investor is entitled under this Agreement and the other Transaction Documents.
“Material Contracts” means, as to the Company, any agreement required pursuant to Item 601 of Regulation S-B or Item 601 of Regulation S-K, as applicable, promulgated under the Securities Act to be filed as an exhibit to any report, schedule, registration statement or definitive proxy statement filed or required to be filed by the Company with the Commission under the Exchange Act or any rule or regulation promulgated thereunder, and any and all amendments, modifications, supplements, renewals or restatements thereof.
“Measurement Period” has the meaning specified in Section 1.2(b) hereof.
“New Securities” shall mean, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.
“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
“OTCBB” has the meaning specified in Section 3.22 hereof.
“Pension Plan” means an employee benefit plan (as defined in ERISA) maintained by the Company for employees of the Company or any of its Affiliates.
“Permitted Liens” means the following:
(h) encumbrances consisting of easements, rights-of-way, zoning restrictions or other restrictions on the use of Real Property or imperfections to title that do not (individually or in the aggregate) materially impair the ability of the Company to use such Property in its businesses, and none of which is violated in any material respect by existing or proposed structures or land use;
(i) Liens for taxes, assessments or other governmental charges (including without limitation in connection with workers’ compensation and unemployment insurance) that are not delinquent or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Liens, and for which adequate reserves (as determined in accordance with GAAP) have been established; and
(j) Liens of mechanics, materialmen, warehousemen, carriers, landlords or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Liens, for which adequate reserves (as determined in accordance with GAAP) have been established.
“Per Share Price” shall mean $0.75 per Share, as adjusted for any dividend, stock split, reverse stock split, split-up or other distribution on shares of Common Stock.
“Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.
“Principal Market” means the principal exchange or market on which the Common Stock is listed or traded.

“Property” means property and/or assets of all kinds, whether real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto).
“Pro Rata Share” means, with respect to an Investor, the ratio determined by dividing (i) the number of Shares purchased hereunder by such Investor by (ii) the aggregate number of Shares purchased hereunder by all of the Investors.
“Purchase Price” means, with respect to an Investor, the number of Shares purchased by such Investor at the Closing times the Per Share Price.
“Put Option Closing” has the meaning specified in Section 1.2(a) hereof.
“Put Option Closing Date” has the meaning specified in Section 1.2(c) hereof.
“Put Option Exercise Notice” has the meaning specified in Section 1.2(a) hereof.
“Put Option Termination Event” has the meaning specified in Section 1.2(b) hereof.
“Put Option Trigger Event” shall mean the occurrence of any of the following events: (i) any Change of Control of the Company, or (ii) the sale or exclusive license of substantially all of the Company’s assets, or similar transaction, involving all or substantially all of the Company’s assets.
“Put Right” has the meaning specified in Section 1.2(a) hereof.
“Put Shares” has the meaning specified in Section 1.2(a) hereof.
“Real Property” has the meaning specified in Section 3.22 hereof.
“Registrable Securities” has the meaning set forth in the Registration Rights Agreement.
“Rule 144” means Rule 144 under the Securities Act or any successor provision.
“SEC Documents” has the meaning specified in Section 3.4 hereof.
“Securities” has the meaning specified in the preamble to this Agreement.
“Subsequent Financing” means any planned issuance by the Company or any of its Subsidiaries of Common Stock, common stock equivalents, indebtedness or a combination of units thereof for cash consideration, except for public offerings of Common Stock or other securities of the Company.
“Subsequent Financing Share” means a fraction, the numerator of which is the number of Shares purchased by such Investor pursuant to this Agreement held by such Investor on the date of a Pre-Notice (as defined in Section 4.4(a)), and the denominator of which is the total number of Shares issued to all Investors pursuant to the terms of this Agreement outstanding on the date of such Pre-Notice.
“Subsidiary” means, with respect to the Company, any corporation or other entity (other than an entity having no material operations or business during the twelve month period immediately preceding the Execution Date) of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (regardless of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company or one or more of its Affiliates.
“Termination Date” means the first date on which there are no Warrants outstanding.

“Trading Day” means any day on which the Common Stock may be purchased and sold on the Principal Market.
“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Warrants, and all other agreements, documents and other instruments executed and delivered by or on behalf of the Company or any of its officers at the Closing.
“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a stock exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the stock exchange on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Investors of a majority in interest of the Shares then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.
1.5 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.
2. Representations and Warranties of Each Investor. Each Investor (with respect to itself only) hereby represents and warrants to the Company and agrees with the Company that, as of the Execution Date and as of the Closing Date:
2.1 Authorization; Enforceability. Such Investor is duly and validly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization as set forth below such Investor’s name on the signature page hereof with the requisite corporate power and authority to purchase the Shares and Warrant to be purchased by it hereunder and to execute and deliver this Agreement and the other Transaction Documents to which it is a party. This Agreement constitutes, and upon execution and delivery thereof, each other Transaction Document to which such Investor is a party will constitute, such Investor’s valid and legally binding obligation, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.
2.2 Accredited Investor. Such Investor (i) is an “accredited investor” as that term is defined in Rule 501 of Regulation D, (ii) is acquiring the Securities in the ordinary course of its business, solely for its own account, and not with a view to the public resale or distribution of all or any part thereof, except pursuant to sales that are registered under the Securities Act or are exempt from the registration requirements of, the Securities Act and does not have any agreement or understanding with any person to distribute any of the Securities; provided, however, that, in making such representation, such Investor does not agree to hold the Securities for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Securities at any time in accordance with the provisions of this Agreement and with Federal and state securities laws applicable to such sale, transfer or disposition.
2.3 Information. The Company has, prior to the Execution Date, provided such Investor with information regarding the business, operations and financial condition of the Company and has, prior to the Execution Date, granted to such Investor the opportunity to ask questions of and receive satisfactory answers from representatives of the Company, its officers, directors, employees and agents concerning the Company and materials relating to the terms and conditions of the purchase and sale of the Securities hereunder, as such Investor deems relevant in making an informed decision with respect to its investment in the Securities. Such Investor is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment. Neither such information nor any other investigation conducted by such Investor or any of its representatives shall modify, amend or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

2.4 Limitations on Disposition. Such Investor acknowledges that, except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the Securities Act and may not be transferred or resold without registration under the Securities Act or unless pursuant to an exemption therefrom.
2.5 Legend. Such Investor understands that the certificates representing the Securities may bear at issuance a restrictive legend in substantially the following form:
(a) “The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and may not be offered, transferred, pledged, hypothecated, sold or otherwise disposed of unless a registration statement under the Securities Act and applicable state securities laws shall have become effective with regard thereto, or an exemption from registration under the Securities Act and applicable state securities laws is available in connection with such offer or sale.”
2.6 Reliance on Exemptions. Such Investor understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of such Investor set forth in this Section 2 in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Securities.
2.7 Non-Affiliate Status; Common Stock Ownership. Other than Battery, such Investor is not an Affiliate of the Company or of any other Investor and is not acting in association or concert with any other Person in regard to its purchase of the Securities or otherwise in respect of the Company. Such Investor’s investment in the Securities is not for the purpose of acquiring, directly or indirectly, control of, and it has no intent to acquire or exercise control of, the Company or to influence the decisions or policies of the Board of Directors.
3. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that, except as expressly set forth on the disclosure schedules to this Agreement, as of the Execution Date and as of the Closing Date:
3.1 Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is incorporated, and has all requisite corporate power and authority to conduct its business as currently conducted and to execute, deliver and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby. The Company and each of its subsidiaries is qualified to do business as a foreign corporation in each jurisdiction where failure to be so qualified could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.2 Authorization; Consents. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents, including, without limitation, its obligations to issue and sell the Securities to the Investors in accordance with the terms hereof and thereof, and to issue the Warrant Shares upon exercise of the Warrants. All corporate action on the part of the Company by its officers, directors and stockholders necessary for the authorization, execution and delivery of, and the performance by the Company of its obligations under, the Transaction Documents has been taken, and no further consent or authorization of the Company, its Board of Directors, stockholders, any Governmental Authority or organization (other than such approval as may be required under the Securities Act and applicable state securities laws in respect of the Registration Rights Agreement), or any other person or entity is required (pursuant to any rule of FINRA or otherwise).

3.3 Due Execution; Enforceability. This Agreement has been and, at or prior to the Closing, each other Transaction Document to be delivered at the Closing will be, duly executed and delivered by the Company. This Agreement constitutes and, upon the execution and delivery thereof by the Company, each other Transaction Document will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.
3.4 Disclosure Documents; Agreements; Financial Statements; Other Information. The Company is subject to the reporting requirements of the Exchange Act and has filed with the Commission all reports, schedules, registration statements and definitive proxy statements that the Company was required to file with the Commission during the preceding twelve calendar months (collectively, the “SEC Documents”). The Company is not aware of any event occurring or expected to occur on or prior to the Closing Date (other than the transactions effected hereby and quarterly releases of financial results) that would require the filing of, or with respect to which the Company intends to file, a Form 8-K after the Closing. Each SEC Document, as of the date of the filing thereof with the Commission (or if amended or superseded by a filing prior to the Execution Date, then on the date of such amending or superseding filing), complied in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and the rules and regulations promulgated thereunder and, as of the date of such filing (or if amended or superseded by a filing prior to the Execution Date, then on the date of such filing), such SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents required to be filed as exhibits to the SEC Documents have been filed as required. Except as set forth in the Disclosure Documents, the Company has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business which, under GAAP, are not required to be reflected in the financial statements included in the Disclosure Documents and which, individually or in the aggregate, are not material to the business or financial condition of the Company. As of their respective dates, the financial statements of the Company included in the SEC Documents have been prepared in accordance with GAAP (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).
3.5 Capitalization; Debt Schedule. The capitalization of the Company as of the date hereof, including its authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company’s stock option plans and agreements, the number of shares issuable and reserved for issuance pursuant to securities (other than the Warrants) exercisable for, or convertible into or exchangeable for any shares of Common Stock and the number of shares initially to be reserved for issuance upon exercise of the Warrants, is set forth on Schedule 3.5 hereto. All issued and outstanding shares of capital stock of the Company have been, or upon issuance will be, validly issued, fully paid and non-assessable. No shares of the capital stock of the Company were issued in violation of preemptive rights or any other similar rights of security holders of the Company or any Liens created by or through the Company. Except as disclosed on Schedule 3.5 or as contemplated herein, there are no outstanding preemptive rights, rights of first refusal, shareholder rights, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become (as a result of the transactions contemplated hereby or the other Transaction Documents or otherwise) bound to issue additional shares of capital stock of the Company (whether pursuant to anti-dilution, “reset” or other similar provisions). Except as described on Schedule 3.5 hereto, the Company has no material Debt outstanding as of the date hereof.

3.6 Due Authorization; Valid Issuance. The Shares and Warrants are duly authorized and, when issued, sold and delivered in accordance with the terms hereof, (i) the Shares and Warrants will be duly and validly issued, and the Shares will be fully paid and nonassessable; in each case, free and clear of any Liens imposed by or through the Company, and (ii) assuming the accuracy of each Investor’s representations in this Agreement, the Shares and Warrants will be issued, sold and delivered in compliance with all applicable Federal and state securities laws. The Warrant Shares are duly authorized and reserved for issuance and, when issued in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and nonassessable, free and clear of any Liens imposed by or through the Company and, assuming the accuracy of each Investor’s representations in this Agreement at the time of exercise, will be issued, sold and delivered in compliance with all applicable Federal and state securities laws.
3.7 No Conflict with Other Instruments. The Company is not in violation of any provisions of its charter, bylaws or any other governing document or in default (and no event has occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any instrument or contract to which it is a party or by which it or any of its Property is bound, or in violation of any provision of any Governmental Requirement applicable to it, except for any violation or default under any such instrument or contract or any violation of any provision of a Governmental Requirement that, in either such case, has not had or would not reasonably be expected to have a Material Adverse Effect (any such violation or default being referred to herein as a “Current Violation”). Provided that the Amended Charter is duly filed with the Secretary of State of Delaware, the (i) execution, delivery and performance of this Agreement and the other Transaction Documents, and (ii) consummation of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Shares and the Warrants and the reservation for issuance and issuance of the Warrant Shares) will not result in any violation of any provisions of the Company’s charter, Bylaws or any other governing document or in a default under any provision of any instrument or contract to which it is a party or by which it or any of its Property is bound, or in violation of any provision of any Governmental Requirement applicable to the Company or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument or contract or an event which results in the creation of any Lien upon any assets of the Company.
3.8 Financial Condition; Taxes; Litigation.
(a) The Company’s financial condition is, in all material respects, as described in the Disclosure Documents, except for changes in the ordinary course of business and normal year-end adjustments that are not, in the aggregate, materially adverse to the business or financial condition of the Company. There has been no (i) material adverse change to the Company’s business, operations, properties, financial condition, or results of operations since the date of the Company’s most recent audited financial statements contained in the Disclosure Documents or (ii) change by the Company in its accounting principles, policies and methods except as required by changes in GAAP or applicable law.
(b) The Company (i) has prepared in good faith and duly and timely filed all tax returns required to be filed by it and such returns are complete and accurate in all material respects and (ii) has paid all taxes required to have been paid by it, except for taxes which it reasonably disputes in good faith or the failure of which to pay has not had or would not reasonably be expected to have a Material Adverse Effect, and has no liability with respect to accrued taxes in excess of the amounts that are described as accrued in the most recent financial statements included in the Disclosure Documents.
(c) Except as described in Schedule 3.8(c), the Company is not the subject of any pending or, to the Company’s knowledge, threatened inquiry, investigation or administrative or legal proceeding by the Internal Revenue Service, the taxing authorities of any state or local jurisdiction (other than with respect to taxes which it reasonably disputes in good faith or the failure of which to pay has not had or would not reasonably be expected to have a Material Adverse Effect), the Commission, FINRA, any state securities commission or other Governmental Authority.
(d) Except as described in Schedule 3.8(d), there is no material claim, litigation or administrative proceeding pending or, to the Company’s knowledge, threatened or contemplated, against the Company or, to the Company’s knowledge, against any officer, director or employee of the Company in connection with such person’s employment therewith. The Company is not a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or Governmental Authority which has had or would reasonably be expected to have a Material Adverse Effect.

3.9 Acknowledgement of Dilution. The Company acknowledges that the issuance of Warrant Shares upon exercise of the Warrants may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligation to issue Warrant Shares upon exercise of the Warrants in accordance with the terms of the Warrants, is unconditional (other than with respect to the conditions set forth in the Warrants) regardless of the effect of any such dilution.
3.10 Intellectual Property. Except as set forth in Schedule 3.10:
(a) The Company owns, free and clear of claims or rights or any other Person, with full right to use, sell, license, sublicense, dispose of, and bring actions for infringement of, or, to the knowledge of the Company, has acquired licenses or other rights to use, all Intellectual Property necessary for the conduct of its business as presently conducted (other than with respect to software which is generally commercially available and not used or incorporated into the Company’s products and open source software which may be subject to one or more “general public” licenses). All works that are used or incorporated into the Company’s services, products or services or products actively under development and which is proprietary to the Company was developed by or for the Company by the current or former employees, consultants or independent contractors of the Company or its predecessors in interest or purchased or licensed by the Company or its predecessors in interest.
(b) The business of the Company as presently conducted and the production, marketing, licensing, use and servicing of any products or services of the Company do not, to the knowledge of the Company, infringe or conflict with any patent, trademark, copyright, or trade secret rights of any third parties or any other Intellectual Property of any third parties in any material respect. The Company has not received written notice from any third party asserting that any Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company and, to the Company’s knowledge, there is no valid basis for any such claim (whether or not pending or threatened).
(c) No claim is pending or, to the Company’s knowledge, threatened against the Company nor has the Company received any written notice or other written claim from any Person asserting that any of the Company’s present or contemplated activities infringe or may infringe in any material respect any Intellectual Property of such Person and the Company is not aware of any infringement by any other Person of any material rights of the Company under any Intellectual Property Rights.
(d) All licenses or other agreements under which the Company is granted Intellectual Property (excluding licenses to use software utilized in the Company’s internal operations and which is generally commercially available) are in full force and effect and, to the Company’s knowledge, there is no material default by any party thereto. The Company has no reason to believe that the licensors under such licenses and other agreements do not have and did not have all requisite power and authority to grant the rights to the Intellectual Property purported to be granted thereby.
(e) All licenses or other agreements under which the Company has granted rights to Intellectual Property to others (including all end-user agreements) since January 1, 2008, are in full force and effect, unless otherwise terminated in accordance with the terms of such licenses or arrangements, there has been no material default by the Company thereunder and, to the Company’s knowledge, there is no material default by any other party thereto.
(f) The Company has taken all steps required in accordance with commercially reasonable business practice to establish and preserve its ownership in its owned Intellectual Property and to keep confidential all material technical information developed by or belonging to the Company which has not been patented or copyrighted. The Company is not making any material unlawful use of any Intellectual Property of any other Person, including, without limitation, any former employer of any past or present employees of the Company. To the Company’s knowledge, neither the Company nor any of its employees has any agreements or arrangements with former employers of such employees relating to any Intellectual Property of such employers, which materially interfere or conflict with the performance of such employee’s duties for the Company or result in any former employers of such employees having any rights in, or claims on, the Company’s Intellectual Property. Each current and former employee of the Company has executed agreements regarding confidentiality, proprietary information and assignment of inventions and copyrights to the Company, each independent contractor or consultant of the Company has executed agreements regarding confidentiality and proprietary information, and the Company has not received written notice that any employee, consultant or independent contractor is in violation of any agreement or in breach of any agreement or arrangement with former or present employers relating to proprietary information or assignment of inventions. Without limiting the foregoing: (i) the Company has taken reasonable security measures to guard against unauthorized disclosure or use of any of its Intellectual Property; and (ii) the Company has no reason to believe that any Person (including, without limitation, any former employee or consultant of the Company) has unauthorized possession of any of its Intellectual Property, or any part thereof, or that any Person has obtained unauthorized access to any of its Intellectual Property. The Company is in compliance in all material respects with its obligations pursuant to all agreements relating to Intellectual Property rights that are the subject of licenses granted by third parties, except for any non-compliance that has not had or would not reasonably be expected to have a Material Adverse Effect.
3.11 Registration Rights; Rights of Participation. Except as described on Schedule 3.11 hereto, the Company has not granted or agreed to grant to any person or entity any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority which has not been satisfied in full prior or waived to the date hereof.
3.12 Fees. Except as contemplated by Section 7.11 hereof and as set forth on Schedule 3.12 or disclosed in writing to the Investor by the Company, the Company is not obligated to pay any compensation or other fee, cost or related expenditure to any underwriter, broker, agent or other representative in connection with the transactions contemplated hereby. The Company will indemnify and hold harmless each Investor from and against any claim by any person or entity alleging that, as a result of any agreement or arrangement between such Person and the Company, such Investor is obligated to pay any such compensation, fee, cost or related expenditure in connection with the transactions contemplated hereby or the other Transaction Documents.
3.13 Solicitation; Other Issuances of Securities. Neither the Company nor any of its Subsidiaries or Affiliates, nor any person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities, or (ii) has, directly or indirectly, made any offers or sales of any security or the right to purchase any security, or solicited any offers to buy any security or any such right, under circumstances that would require registration of the Securities under the Securities Act.
3.14 Foreign Corrupt Practices. Neither the Company, nor to the Company’s knowledge any director, officer, agent, employee or other person acting on behalf of the Company, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee (including without limitation any bribe, rebate, payoff, influence payment, kickback or other unlawful payment), or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.
3.15 Key Employees. Each of the Company’s executive officers (as defined in Rule 501(f) of the Securities Act) (each, a “Key Employee”) is currently serving in the capacity described in the Disclosure Documents. The Company has no knowledge of any fact or circumstance (including without limitation (i) the terms of any agreement to which such person is a party or any litigation in which such person is or may become involved and (ii) any illness or medical condition that could reasonably be expected to result in the disability or incapacity of such person) that would limit or prevent any such person from serving in such capacity on a full-time basis in the foreseeable future, or of any intention on the part of any such person to limit or terminate his or her employment with the Company.
3.16 Employee Matters. There is no strike, labor dispute or union organization activities pending or, to the knowledge of the Company, threatened between it and its employees. No employees of the Company belong to any union or collective bargaining unit. The Company has complied in all material respects with all applicable federal and state equal opportunity and other laws related to employment.

3.17 Environment. To the Company’s knowledge, the Company does not have any current liability under any Environmental Law, nor, to the knowledge of the Company, do any factors exist that are reasonably likely to give rise to any such liability that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, the Company has not violated any Environmental Law applicable to it now or previously in effect, other than such violations or infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
3.18 ERISA. Except as described on Schedule 3.18, the Company does not maintain or contribute to, or have any obligation under, any Pension Plan. The Company is in compliance in all material respects with the presently applicable provisions of ERISA and the United States Internal Revenue Code of 1986, as amended, with respect to each Pension Plan except in any such case for any such matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
3.19 Insurance. The Company maintains insurance in such amounts and covering such losses and risks as the Company believes to be reasonably prudent in relation to the businesses in which the Company is engaged. No notice of cancellation has been received for any of such policies and the Company reasonably believes that is in compliance with all of the terms and conditions thereof. The Company has no reason to believe that it will not be able to renew any existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue doing business as currently conducted without a significant increase in cost, other than normal increases in the industry. Without limiting the generality of the foregoing, the Company maintains Director’s and Officer’s insurance in an amount deemed to be reasonable and appropriate by the Company’s Board of Directors.
3.20 Property. The Company does not own any real property. The Company has good and marketable title to all personal Property owned by it which, in each such case free and clear of all Liens except for Permitted Liens and except for such Liens which, individually and together with all other Liens (including without limitation Permitted Liens) do not have, and cannot reasonably be expected to have, a Material Adverse Effect. Any Property held under lease by the Company is held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such Property by the Company.
3.21 Regulatory Permits. The Company possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its businesses other than where the failure to possess such certificates, authorizations or permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has not received any notice or otherwise become aware of any proceedings, inquiries or investigations relating to the revocation or modification of any such certificate, authorization or permit.
3.22 Exchange Act Registration; Listing. Exchange Act Registration; Listing. The Company files supplementary and periodic information, documents, and reports pursuant to Section 15(d) of the Exchange Act. The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is traded over-the-counter and quoted on the over-the-counter Bulletin Board QB or QX Markets (collectively, “OTCBB”). The Company has taken no action designed to, or which, to the knowledge of the Company, would reasonably be expected to have the effect of, terminating the registration of the Common Stock under the Exchange Act or ceasing the trading of the Common Stock or its quoting on the OTCBB
3.23 Investment Company Status. The Company is not, and immediately after receipt of payment for the Shares and the Warrants issued under this Agreement will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

3.24 Transfer Taxes. No stock transfer or other taxes (other than income taxes) are required to be paid in connection with the issuance and sale of any of the Securities, other than such taxes for which the Company has established appropriate reserves and intends to pay in full on or before the Closing.
3.25 Sarbanes-Oxley Act; Internal Controls and Procedures. The Company is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof. The Company maintains internal accounting controls, policies and procedures, and such books and records as are reasonably designed to provide reasonable assurance that (i) all transactions to which the Company is a party or by which its properties are bound are effected by a duly authorized employee or agent of the Company, supervised by and acting within the scope of the authority granted by the Company’s senior management; (ii) the recorded accounting of the Company’s consolidated assets is compared with existing assets at regular intervals; and (iii) all transactions to which the Company is a party, or by which its properties are bound, are recorded (and such records maintained) in accordance with all Governmental Requirements and as may be necessary or appropriate to ensure that the financial statements of the Company are prepared in accordance with GAAP.
3.26 Embargoed Person. None of the funds or other assets of the Company shall constitute property of, or shall be beneficially owned, directly or indirectly, by any person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such United States laws (each, an “Embargoed Person”), with the result that the investments evidenced by the Securities are or would be in violation of law. No Embargoed Person shall have any interest of any nature whatsoever in the Company with the result that the investments evidenced by the Securities are or would be in violation of law. None of the funds or other assets of the Company shall be derived from any unlawful activity with the result that the investments evidenced by the Securities are or would be in violation of law.
3.27 Solvency. As of the Execution Date and as of the Closing Date, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing Debt as such Debt matures or is otherwise payable; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted taking into account the current and projected capital requirements of the business conducted by the Company and projected capital availability; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive upon liquidation of its assets, after taking into account all anticipated uses of such amounts, would be sufficient to pay all Debt when such Debt is required to be paid. The Company has no knowledge of any facts or circumstances which lead it to believe that it will be required to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction, and has no present intention to so file.
3.28 Transactions with Interested Persons. Except as set forth in the Disclosure Documents, no officer, director or employee of the Company is or has made any arrangements with the Company to become a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
3.29 Customers and Suppliers. Except as set forth in the Disclosure Documents, the relationships of the Company with its customers and suppliers are maintained on commercially reasonable terms. To the Company’s knowledge, no customer or supplier of the Company has any plan or intention to terminate its agreement with the Company, which termination would reasonably be expected to have a Material Adverse Effect.

3.30 FDA Matters and Clinical Trials.
(a) The Company has not received any notices or correspondence from any federal, state, local or foreign regulatory body that regulates the types of matters subject to the jurisdiction of the U.S. Food and Drug Administration (“Health Authorities”) which have not been resolved requiring or threatening the termination, suspension or modification of any animal studies, preclinical tests or clinical trials conducted by or on behalf of the Company or in which the Company has participated that are described in the Disclosure Documents or the results of which are referred to in the Disclosure Documents. To the knowledge of the Company, the currently pending clinical trials, studies and other preclinical tests conducted by or on behalf of the Company and that are described in the Disclosure Documents or the results of which are referred to in the Disclosure Documents, are being conducted in accordance with experimental protocols, procedures and controls generally used by qualified experts in the preclinical or clinical study of new drugs.
(b) The Company has no knowledge of any adverse event that has resulted from any of such studies, tests or trials that was not disclosed as required to any Health Authority.
3.31 Full Disclosure. The representations, warranties and written statements contained in this Agreement and the other Transaction Documents and in the certificates, exhibits and schedules delivered to such Investor by the Company pursuant to this Agreement and the other Transaction Documents and in connection with such Investor’s due diligence investigation of the Company, do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. Neither the Company nor any Person acting on its behalf or at its direction has provided such Investor with material non-public information. Following the filing of the Current Report on Form 8-K in accordance with Section 4.1(c) hereof, to the Company’s knowledge, such Investor will not possess any material non-public information concerning the Company. The Company acknowledges that such Investor is relying on the representations, acknowledgments and agreements made by the Company in this Section 3.31 and elsewhere in this Agreement in making trading and other decisions concerning the Company’s securities.
3.32 No Other Agreements. The Company has not, directly or indirectly, entered into any agreement with or granted any right to any Investor relating to the terms or conditions of the transactions contemplated by the Transaction Documents, except as expressly set forth in the Transaction Documents.
4. Covenants of the Company and Each Investor.
4.1 The Company agrees with each Investor that the Company will:
(a) file a Form D with respect to the Securities issued at the Closing as and when required under Regulation D and provide a copy thereof to such Investor promptly after such filing;
(b) take such action as the Company reasonably determines upon the advice of counsel is necessary to qualify the Shares and Warrants for sale under applicable state or “blue-sky” laws or obtain an exemption therefrom, and shall promptly provide evidence of any such action to such Investor at such Investor’s request; and
(c) on or prior to 5:00 p.m. (eastern time) on the fourth Business Day following the Execution Date, file with the Commission a Current Report on Form 8-K disclosing the material terms of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including as exhibits this Agreement and the other Transaction Documents; provided, however, that each Investor shall have a reasonable opportunity to review and comment on any such Form 8-K prior to the issuance or filing thereof. Thereafter, the Company shall timely file any filings and notices required by the Commission or applicable law with respect to the transactions contemplated hereby;
(d) maintain its corporate existence in good standing;
(e) maintain, keep and preserve all of its Properties necessary in the proper conduct of its businesses in good repair, working order and condition (ordinary wear and tear excepted) and make all necessary repairs, renewals and replacements and improvements thereto, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) pay or discharge before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its Property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its Property, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that the Company shall not be required to pay or discharge any tax, levy, assessment or governmental charge, or claim for labor, material or supplies, whose amount, applicability or validity is being contested in good faith by appropriate proceedings being diligently pursued and for which appropriate reserves have been established under GAAP;
(g) comply with all Governmental Requirements applicable to the operation of its business, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(h) comply with all agreements, documents and instruments binding on it or affecting its Properties or business, including, without limitation, all Material Contracts, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(i) provide each Investor with copies of all materials sent to its stockholders, in each such case at the same time as delivered to such stockholders;
(j) timely file with the Commission all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination;
(k) until the earlier of (A) Effective Date of the Registration Statement and (B) the date upon which all Investors are able to sell Shares without volume or manner of sale limitations under Rule 144, take commercially reasonable steps to restrict each of the Company’s Chief Executive Officer, President and Chief Financial Officer (each, a “Specified Employee”) from selling shares of Common Stock; and
(l) use commercially reasonable efforts to maintain adequate insurance coverage (including D&O insurance) for the Company and each Subsidiary.
4.2 Voting Rights. The Company agrees that it shall not approve of or give effect to any of the following actions without the written consent of Battery, provided, however, that the Company shall not be required to seek the written consent of Battery in the event that Battery has sold greater than or equal to twenty-five percent (25%) of the Shares it purchases on the Closing Date (“Battery Threshold Amount”):
(a) alter or change the rights, preferences or privileges of the Put Option;
(b) other than the repurchase of up to 2,000,000 Shares from a Company director from time to time, purchase, redeem or otherwise acquire any of (i) the Company’s equity securities (including warrants, options and other rights to acquire equity securities) or (ii) the Securities, other than a repurchase by the Company at the lower of cost or the fair market value pursuant to existing agreements and the purchase of capital stock from certain stockholders approved by the Investors;
(c) liquidate, dissolve or wind-up the business and affairs of the Company or consent to any of the foregoing; and

(d) merge or consolidate with another corporation or entity in which the holders of the Company’s voting equity securities immediately prior to the transaction own, directly or indirectly, fifty percent (50%) or less of the voting securities of the surviving corporation unless (i) the consideration for the merger or consolidation is in the form of a cash offer or marketable securities that are registered, saleable and listed on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (ii) the average daily trading volume of the Common Stock during the Measurement Period immediately preceding the closing of such merger or consolidation is equal to or greater than $1,000,000 and (iii) the purchase price per share is equal to or greater than two hundred fifty percent (250%) of the Per Share Price.
4.3 Board Representation. The Company shall be obligated to present one nominee nominated by Battery to become a member of the Company’s Board (the “Battery Member”) either through an action by written consent or through the vote of the Company’s stockholders at the next meeting of the Company’s stockholders, which shall be held no later than three (3) months after the date of this Agreement; provided, however, that the Company shall no longer be obligated to nominate the Battery Member in the event that Battery has sold the Battery Threshold Amount.
4.4 Participation Rights. Each Investor shall have the right to participate in a Subsequent Financing provided that such Investor then holds Shares of Common Stock such Investor initially purchased pursuant to this Agreement, as follows:
(a) At least ten (10) Trading Days prior to the closing of the Subsequent Financing, the Company shall deliver to each Investor a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Investor if it wants to review the details of such Subsequent Financing.
(b) Upon the request of an Investor who is eligible to participate in such Subsequent Financing, and only upon a request by such Investor, for a Subsequent Financing Notice, the Company shall promptly, but no later than one (1) Trading Day after such request, deliver each Investor a notice which shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment (a “Subsequent Financing Notice”). Each Investor shall have the right to participate in such Subsequent Financing, on the same terms, conditions and price provided for in the Subsequent Financing, up to an amount equal to the full amount of such Subsequent Financing multiplied by the Subsequent Financing Share.
(c) Any Investor desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the fifth (5th) Trading Day after all of the Investors have received the Pre-Notice that such Investor is willing to participate in the Subsequent Financing, the amount of such Investor’s participation, and representing and warranting that such Investor has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company does not receive such notice from an Investor as of such fifth (5th) Trading Day, such Investor shall be deemed to have notified the Company that it does not elect to participate.
(d) The Company must provide the Investors with a second Subsequent Financing Notice, and the Investors will again have the right of participation set forth above in this Section 4.4, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within ninety (90) Trading Days after the date of the initial Subsequent Financing Notice.

(e) The Company and each Investor agree that if any Investor elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision whereby such Investor shall be required to agree to any restrictions on trading as to any of the Securities purchased hereunder or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of such Investor. The right of first offer set forth in this Section 4.4 shall terminate with respect to any Investor who fails to purchase, in any transaction subject to this Section 4.4, all of such Investor’s Subsequent Financing Share of the New Securities allocated (or, if less than such Investor’s Subsequent Financing Share is offered by the Company, such lesser amount so offered) to such Investor pursuant to this Section 4.4. Following any such termination, such Investor shall no longer be deemed an “Investor” for any purpose of this Section 4.4.
4.5 Reservation of Common Stock. The Company shall, on the Closing Date, have authorized and reserved for issuance to the Investors free from any preemptive rights, and shall keep available at all times during which any Warrants are outstanding, a number of shares of Common Stock (the “Reserved Amount”) that, on the Closing Date, is not less than one hundred percent (100%) of the number of Warrant Shares issuable upon exercise of all of the Warrants issued at the Closing, without regard to any limitation or restriction on such conversion or exercise that may be set forth in the Warrants. The Reserved Amount shall be allocated in accordance with each Investor’s Pro Rata Share. In the event that an Investor shall sell or otherwise transfer any of such Investor’s Warrants, each transferee shall be allocated a pro rata portion of such transferor’s Reserved Amount. Any portion of the Reserved Amount allocated to any Investor or other Person which no longer holds any Warrants shall be reallocated to the remaining Investors pro rata based on the number of Registrable Securities held by such Investors at such time. In the event that the Reserved Amount is insufficient at any time to cover one hundred percent 100% of the Registrable Securities issuable upon the exercise of the Warrants (without regard to any restriction on such conversion or exercise), the Company shall take such action (including without limitation holding a meeting of its stockholders) to increase the Reserved Amount to cover 100% of the Registrable Securities issuable upon such conversion and exercise, such increase to be effective not later than the thirtieth (30th) day (or sixtieth (60th) day, in the event stockholder approval is required for such increase) following the Company’s receipt of written notice of such deficiency. While any Warrants are outstanding, the Company shall not reduce the Reserved Amount without obtaining the prior written consent of each Investor then holding Warrants.
4.6 Use of Proceeds. The Company shall use the proceeds from the sale of the Shares and Warrants for general business purposes; provided, that the Company shall not use any of such proceeds (i) to pay any dividend or make any distribution on any of its securities, or (ii) to repay any loan made to or incurred by any Key Employee or any other officer or director or Affiliate of the Company.
4.7 Use of Investor Name. Except as may be required by applicable law and/or this Agreement, the Company shall not use, directly or indirectly, any Investor’s name or the name of any of its Affiliates in any advertisement, announcement, press release or other similar communication unless it has received the prior written consent of any Investor for the specific use contemplated or as otherwise required by applicable law or regulation.
4.8 Company’s Instructions to Transfer Agent. . Certificates evidencing the Shares and Warrant Shares shall not contain any legend (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Shares or Warrant Shares pursuant to Rule 144, (iii) if such Shares or Warrant Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and Warrant Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder. If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Shares or Warrant Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144, or if the Shares or Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares or Warrant Shares or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Warrant Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.8, it will, no later than three Trading Days following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing Shares or Warrant Shares, as the case may be, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.8. Certificates for Securities subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser.
4.9 Limitations on Disposition. No Investor shall sell, transfer, assign or dispose of any Securities, unless:
(a) there is then in effect an effective registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
(b) such Investor has notified the Company in writing of any such disposition, and furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Securities Act; provided, however, that no such opinion of counsel will be required (A) if the sale, transfer or assignment complies with federal and state securities laws and is made to a fund or other institutional investor that is an Affiliate of such Investor and which is also an “accredited investor” as that term is defined in Rule 501 of Regulation D; provided, that such Affiliate provides the Company with customary accredited investor and investment representations (comparable with those set forth in Section 2.2 hereof), and agrees to be bound by the terms and conditions of this Agreement, (B) if the sale, transfer or assignment is made pursuant to Rule 144 and such Investor provides the Company with evidence reasonably satisfactory to the Company that the proposed transaction satisfies the requirements of Rule 144 or (C) in connection with a bona fide pledge or hypothecation of any Securities under a margin arrangement with a broker-dealer or other financial institution or the sale of any such Securities by such broker-dealer or other financial institution following such Investor’s default under such margin arrangement.
4.10 Disclosure of Non-public Information. The Company agrees that it will not at any time following the Execution Date disclose material non-public information to any Investor without first obtaining such Investor’s written consent to such disclosure, except to the extent required by any Transaction Documents. For the avoidance of doubt, any information provided to the Battery Member in its capacity as a member of the Board of Directors shall not be deemed a disclosure of information pursuant to this Section.
4.11 Listing. Provided the Company is eligible for trading or listing, as the case may be, the Company (i) has, or promptly following the Closing shall, use its best efforts to include all of the Warrant Shares issuable upon exercise of the Warrants (without regard to any limitation on such exercise) for trading on the OTCBB, and (ii) shall use its best efforts to attain designation and quotation, or listing, of the Common Stock and Warrant Shares on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange for a minimum of five (5) years following the Closing Date or, in the event the Company is unable to attain such designation and quotation or listing on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange, to maintain the trading of the Common Stock on the OTCBB or any successor inter-dealer trading system for a minimum of five (5) years following the Closing Date.
4.12 Indemnification of Investors. The Company will indemnify and hold each Investor and its directors, managers, officers, shareholders, members, partners, employees and agents (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against an Investor, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Investor, with respect to any of the transactions contemplated by the

Transaction Documents (unless such action is based upon a breach of such Investor’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Investor may have with any such stockholder or any violations by such Investor of state or federal securities laws or any conduct by such Investor which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing. Any Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Investor Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time following such Investor Party’s written request that it do so, to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Investor Party. The Company will not be liable to any Investor Party under this Agreement (i) for any settlement by an Investor Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to such Investor Party’s wrongful actions or omissions, or gross negligence or to such Investor Party’s breach of any of the representations, warranties, covenants or agreements made by such Investor in this Agreement or in the other Transaction Documents.
4.13 Indemnification of the Company. Each Investor, severally and not jointly and only to the extent of such Investor’s Purchase Price, will indemnify and hold the Company and its directors, managers, officers, shareholders, employees and agents (each, a “Company Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Company Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by or on behalf of such Investor in this Agreement or in the other Transaction Documents or (b) any violations by such Investor of state or federal securities laws or any conduct by such Investor which constitutes fraud, gross negligence, willful misconduct or malfeasance. If any action shall be brought against any Company Party in respect of which indemnity may be sought pursuant to this Agreement, such Company Party shall promptly notify the Investor in writing, and the Investor shall have the right to assume the defense thereof with counsel of its own choosing. Any Company Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Company Party except to the extent that (i) the employment thereof has been specifically authorized by such Investor in writing, (ii) the Investor has failed after a reasonable period of time following such Company Party’s written request that it do so, to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of such Investor and the position of such Company Party. Such Investor will not be liable to any Company Party under this Agreement for any settlement by a Company Party effected without such Investor’s prior written consent, which shall not be unreasonably withheld or delayed.
5. Dilutive Issuances.
5.1 In the event the Company shall at any time after the Initial Closing Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.2 hereof), without consideration or for a consideration per share less than the Per Share Price, then the Company shall issue additional shares of Common Stock to each Investor (“Dilutive Issuance Shares”), in accordance with Section 1.3 hereof, in an amount (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
DS = [II / (PP1* [(A + B) ÷ (A + C)])] – S.
For purposes of the foregoing formula, the following definitions shall apply:
(a) “DS” shall mean the number of Dilutive Issuance Shares to be issued after such issue of Additional Shares of Common Stock;

(b) “II” shall mean such Investor’s Purchase Price.
(c) “PP1” shall mean the Per Share Price;
(d) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);
(e) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to PP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by PP1);
(f) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction;
(g) “S” shall mean the number of Shares held by such Investor.
5.2 Deemed Issuance of Additional Shares of Common Stock.
(a) If the Company at any time or from time to time after the Initial Issuance Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an issuance of Dilutive Issuance Shares pursuant to the terms of Section 5.1, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the number of Dilutive Issuance Shares computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to determine an adjusted number of Dilutive Issuance Shares as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.
(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an issuance of Dilutive Issuance Shares pursuant to the terms of Section 5.1 either because the consideration per share (determined pursuant to Section 5.3) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Per Share Price, or because such Option or Convertible Security was issued before the Initial Closing Date), are revised after the Initial Closing Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5.2(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any calculation of Dilutive Issuance Shares provided for in this Section 5 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 5.2). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any issuance of Dilutive Issuance Shares that would result under the terms of this Section 5 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such issuance of Dilutive Issuance Shares that such issuance or amendment took place at the time such calculation can first be made.
5.3 Determination of Consideration. For purposes of this Section 5, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:
(a) Cash and Property: Such consideration shall:
(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;
(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined by the Board of Directors, including the Battery Member; and
(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined by the Board of Directors, including the Battery Member.
(b) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.2, relating to Options and Convertible Securities, shall be determined by dividing
(i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

6. Conditions to Closing.
6.1 Conditions to Investors’ Obligations at the Closing. Each Investor’s obligations to effect the Closing, including without limitation its obligation to purchase Shares and Warrants at the Closing, are conditioned upon the fulfillment (or waiver by such Investor in its sole and absolute discretion) of each of the following events as of the Closing Date, and the Company shall use commercially reasonable efforts to cause each of such conditions to be satisfied:
(a) the representations and warranties of the Company set forth in this Agreement and in the other Transaction Documents shall be true and correct in all material respects as of such date as if made on such date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that particular date);
(b) prior to the Closing Date the Company shall have filed the Amended Charter with the Secretary of State of Delaware authorizing a number shares of Common Stock sufficient to issue the Securities, which Amended Charter shall continue to be in full force and effect as of the Closing Date and shall be in a form acceptable to Battery;
(c) the Company shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by the Company on or before the Closing;
(d) the Company shall have delivered to such Investor a certificate, signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying that the conditions specified in Section 6.1(a), 6.1(c), 6.1(k), 6.1(l), 6.1(m) and 6.1(n) have been fulfilled as of the Closing, it being understood that such Investor may rely on such certificate as though it were a representation and warranty of the Company made herein;
(e) the Company shall have delivered to such Investor an opinion of counsel for the Company, dated as of the Closing Date, in form and substance satisfactory to such Investor;
(f) the Company shall have delivered to such Investor duly executed certificates representing the Shares and the Warrants being purchased by such Investor, as applicable;
(g) the Company shall have executed and delivered to the Investor the Registration Rights Agreement;
(h) the Company shall deliver to each Investor who requests it, a management rights letter which shall be in a form acceptable to Battery.
(i) the Company shall have delivered to such Investor a certificate, signed by the Secretary or an Assistant Secretary of the Company, attaching (i) the charter and By-Laws of the Company, and (ii) resolutions passed by its Board of Directors to authorize the transactions contemplated hereby and by the other Transaction Documents, and certifying that such documents are true and complete copies of the originals and that such resolutions have not been amended or superseded, it being understood that such Investor may rely on such certificate as a representation and warranty of the Company made herein;
(j) the Company shall have obtained the written agreement of each Specified Employee and critical consultant of the Company to refrain from selling shares of Common Stock for the period specified in, and in accordance with, Section 4.1(k) hereof;

(k) there shall have occurred no material adverse change in the Company’s consolidated business or financial condition since the date of the Company’s most recent financial statements contained in the Disclosure Documents;
(l) the Common Stock shall be traded on the OTCBB or listed on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange;
(m) the Company shall have authorized and reserved for issuance the aggregate number of shares of Common Stock issuable upon exercise of all of the Warrants to be issued at the Closing (such number to be determined without regard to any restriction on such exercise);
(n) there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents;
(o) the Company shall have waived any applicable anti-takeover measures under Delaware law or the Company’s charter documents that may be triggered by the actions set forth in the Transaction Documents;
(p) the Company and the Investors shall have made filings, if any, required by the Hart-Scott-Rodino Anti-Trust Improvements Act, as amended; and
(q) the Company shall have executed an indemnification agreement with the Battery Member, in a form satisfactory to Battery, and shall include the Battery Member on the Company’s D&O Insurance Policy.
6.2 Conditions to Company’s Obligations at the Closing. The Company’s obligations to effect the Closing with each Investor are conditioned upon the fulfillment (or waiver by the Company in its sole and absolute discretion) of each of the following events as of the Closing Date:
(a) the representations and warranties of such Investor set forth in this Agreement and in the other Transaction Documents shall be true and correct in all material respects as of such date as if made on such date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that date);
(b) such Investor shall have complied with or performed all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by such Investor on or before the Closing;
(c) there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents;
(d) such Investor shall have executed each Transaction Document to which it is a party and shall have delivered the same to the Company; and
(e) such Investor shall have tendered to the Company the Purchase Price for the Shares and the Warrant being purchased by it at the Closing by wire transfer of immediately available funds.

7. Miscellaneous.
7.1 Survival; Severability. The representations, warranties, covenants and indemnities made by the parties herein and in the other Transaction Documents shall survive the Closing notwithstanding any due diligence investigation made by or on behalf of the party seeking to rely thereon. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.
7.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. After the Closing, the Investors may assign their respective rights and obligations hereunder, in connection with any private sale or transfer of the Shares or Warrants in accordance with the terms hereof, as long as, as a condition precedent to such transfer, the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Agreement, in which case the term “Investor” shall be deemed to refer to such transferee as though such transferee were an original signatory hereto. The Company may not assign its rights or obligations under this Agreement.
7.3 No Reliance. Each party acknowledges that (i) it has such knowledge in business and financial matters as to be fully capable of evaluating this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby, (ii) it is not relying on any advice or representation or warranty of any other party in connection with entering into this Agreement, the other Transaction Documents, or such transactions (other than the representations and warranties made in this Agreement or the other Transaction Documents), (iii) it has not received from any party any assurance or guarantee as to the merits (whether legal, regulatory, tax, financial or otherwise) of entering into this Agreement or the other Transaction Documents or the performance of its obligations hereunder and thereunder, and (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and has entered into this Agreement and the other Transaction Documents based on its own independent judgment and on the advice of its advisors as it has deemed necessary, and not on any view (whether written or oral) expressed by any party.
7.4 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor hereunder are several and not joint with the obligations of the other Investors hereunder, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor hereunder. The Company acknowledges and agrees that nothing contained herein or in any other agreement or document delivered at Closing, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or a “group” as described in Section 13(d) of the Exchange Act, or create a presumption that the Investors are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Investor has been represented by its own separate counsel in connection with the transactions contemplated hereby, shall be entitled to protect and enforce its rights, including without limitation rights arising out of this Agreement or the other Transaction Documents, individually, and shall not be required to be join any other Investor as an additional party in any proceeding for such purpose.
7.5 Injunctive Relief. The parties hereto acknowledge and agree that a breach by either of their obligations hereunder will cause irreparable harm the other party and that the remedy or remedies at law for any such breach will be inadequate and agrees, in the event of any such breach, in addition to all other available remedies, the non-breaching party shall be entitled to an injunction restraining any breach and requiring immediate and specific performance of such obligations
7.6 Investors’ Trading Activity. The Company acknowledges that, following the filing of the Current Report on Form 8-K described in paragraph 4.1 above, each Investor shall have the right to purchase or sell, long or short, Common Stock and instruments or contracts whose value is derived from the market value of the Common Stock, and that sales of or certain derivative transactions relating to the Common Stock may have a negative impact on the market price of the Common Stock.

7.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City and County of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby and hereby irrevocably waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In any action, suit or proceeding in any jurisdiction brought by any party against any other party, the parties each knowingly and intentionally, to the greatest extent permitted by applicable law, hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury.
7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission.
7.9 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
7.10 Notices. Any notice, demand or request required or permitted to be given by the Company or the Investor pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:	Joel Ackerman, Chief Executive Officer Champions Oncology, Inc. 855 North, Wolfe Street, Suite 619 Baltimore, Maryland 21205 Tel (410) 369-0365 Fax (410) 369-0390 JAckerman@championsoncology.com

with a copy to:	Hillel Tendler, Esquire Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. One South Street, 27th Floor Baltimore, Maryland 21202 Tel (410) 332-8552 Fax (410) 332-8553 ht@nqgrg.com and if to any Investor, to such address for such Investor as shall appear on the signature page hereof executed by such Investor, or as shall be designated by such Investor in writing to the Company in accordance with this Section 7.10.

7.11 Expenses. The Company and each Investor shall pay all costs and expenses that it incurs in connection with the negotiation, execution, delivery and performance of this Agreement or the other Transaction Documents, provided, however, that that the Company shall, at the Closing, pay up to $75,000 in immediately available funds for all reasonable, documented out-of-pocket expenses (including without limitation reasonable legal fees and expenses) incurred or to be incurred by Battery in connection its due diligence investigation of the Company and the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents.
7.12 Entire Agreement; Amendments. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the holders of at least a majority of the Shares and Warrant Shares into which all of the Warrants then outstanding are exercisable (without regard to any limitation on such exercise), and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

CHAMPIONS BIOTECHNOLOGY, INC.
By:	/s/ Joel Ackerman
Joel Ackerman
Chief Executive Officer

CHAMPIONS BIOTECHNOLOGY, INC.
SECURITIES PURCHASE AGREEMENT
Counterpart Signature Page

FOR ENTITY INVESTORS:	FOR INDIVIDUAL INVESTORS:

Signature:
[Name of Entity]	Name:

By:
Name:
Title:

ADDRESS:
____________________________________
____________________________________
Attention: ____________________________
Tel _________________________________
Fax _________________________________
E-mail ______________________________
Taxpayer ID# ________________________
With a copy to:
____________________________________
____________________________________
____________________________________
Attention: ___________________________
Tel _________________________________
Fax _________________________________
E-mail ________________________________
Number of Shares to be Purchased: __________
(If Warrants included)
Number of Warrants to be Purchased: ________

SCHEDULE OF INVESTORS

	Purchase	Number of	Number of
Name	Price	Shares	Warrants
Battery Ventures IX, L.P.	$4,059,410	5,412,547	811,882
Battery Investment Partners IX, LLC	$40,590	54,120	8,118
Harris & Harris Group, Inc.	$2,000,000	2,666,667	0
Perceptive Life Sciences Master Fund Ltd.	$1,250,000	1,666,667	0
Porter Partners, L.P.	$340,000	453,333	0
EDJ Limited	$60,000	80,000	0
Northwood Capital Partners LP	$200,000	266,667	0
The Oliver D. Curme Children’s Trust — 1997	$500,000	666,667	100,000
Richard L. Sandor Revocable Trust	$250,000	333,333	50,000
Ronnie Morris, M.D.	$250,000	333,333	0
Joel Ackerman	$250,000	333,333	0
Steve Geller	$100,000	133,333	20,000
Bernard Kaminetsky	$100,000	133,333	20,000

TOTAL	$9,400,000	12,533,333	1,010,000